TWELFTH AMENDMENT TO LEASE AGREEMENT

THIS TWELFTH AMENDMENT TO LEASE AGREEMENT (this “Twelfth Amendment”) is made and entered into on July 19, 2012 (the “Execution Date”) but effective as of June 30, 2012 (the “Effective Date”), by and between TEXAS TOWER LIMITED, a Texas limited partnership (the “Landlord”), and SANDERS MORRIS HARRIS INC., a Texas corporation (successor-in-interest to Sanders Morris Mundy Inc.) (the “Tenant”).

WITNESSETH

WHEREAS, by that certain Lease Agreement dated September 22, 1987 (the “Original Lease”), Landlord leased to Tenant approximately 8,064 square feet of net rentable area of office space located on Floor 31 (the “Leased Premises”), of the building now known as JPMorgan Chase Tower, located at 600 Travis Street, in Houston, Harris County, Texas 77002 (the “Building”), all as is more fully described in the Original Lease; and

WHEREAS, Landlord and Tenant have amended the Original Lease pursuant to the following instruments: (i) First Amendment to Lease Agreement dated October 26, 1990 (the “First Amendment”); (ii) Second Amendment to Lease Agreement dated December 1, 1990 (the “Second Amendment”); (iii) Third Amendment to Lease Agreement dated May 21, 1991 (the “Third Amendment”); (iv) Fourth Amendment to Lease Agreement dated April 20, 1992 (the “Fourth Amendment”); (v) Fifth Amendment to Lease Agreement dated July 25, 1994 (the “Fifth Amendment”); (vi) Sixth Amendment to Lease Agreement dated September 25, 1996 (the “Sixth Amendment”); (vii) Seventh Amendment to Lease Agreement dated January, 1998 (the “Seventh Amendment”); (viii) Eighth Amendment to Lease Agreement dated April 27, 2000 (the “Eighth Amendment”); Ninth Amendment to Lease Agreement dated September 18, 2000 (the “Ninth Amendment”); Tenth Amendment to Lease Agreement dated December 7, 2001 (the “Tenth Amendment”); and Eleventh Amendment to Lease Agreement dated December 21, 2006 (as amended by letter agreements dated December 18, 2007, April 24, 2008 and May 31, 2011, respectively) (collectively, the “Eleventh Amendment”) (the Original Lease, as so amended, is collectively referred to herein as the “Lease”); and

WHEREAS, the current area of the Leased Premises is 67,024 square feet of net rentable area, consisting of 22,561 square feet of net rentable area on Floor 57 of the Building, 22,561 square feet of net rentable area on Floor 58 of the Building, and 21,902 square feet of net rentable area on Floor 59 of the Building, respectively (collectively, the “Existing Premises”), and the existing Lease term is scheduled to expire on January 31, 2018; and

WHEREAS, Landlord and Tenant desire to further amend the Lease, to provide, among other things, for a reduction of the Leased Premises, and the parties are willing to agree to such an amendment upon the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend, and do hereby amend, the Lease as follows:

1.          Reduction of Premises. Effective as of the Effective Date (the “Relinquishment Date”), Landlord does hereby agree to take back from Tenant, and Tenant does hereby agree to relinquish to Landlord, the Floor 57 portion of the Existing Premises (i.e., 22,561 square feet of net rentable area) (the “Relinquishment Premises”), as reflected on the floor plan of the Relinquishment Premises attached hereto and made a part hereof for all purposes as EXHIBIT A. Tenant shall vacate the Relinquishment Premises (other than the “Angola Sublease Premises” defined below and depicted on EXHIBIT A) on or prior to the Relinquishment Date and surrender same to Landlord in broom-clean condition, with all of Tenant’s trade fixtures, furnishings, equipment and other personal property removed therefrom with the exception of the furniture located therein if Tenant agrees to sell such furniture to Breitburn Management Company LLC or some other party next occupying the Relinquishment Premises. Landlord and Tenant hereby acknowledge and agree that from and after the Relinquishment Date, all of Tenant’s rights, privileges, duties and obligations accruing with respect to the Relinquishment Premises (other than those obligations that expressly or by their nature survive the termination of the Lease with respect to the Relinquishment Premises), including, without limitation, Tenant’s right to possession and use thereof, shall terminate. From and after the Relinquishment Date, the Leased Premises (as defined in the Lease) shall consist of the Existing Premises less the Relinquishment Premises, and the net rentable area of the Leased Premises shall be stipulated to be 44,463 square feet.

2.          Parking. From and after the Relinquishment Date, Tenant’s allotment of parking permits now leased by and/or allocated to Tenant pursuant to Section 9 of the Eleventh Amendment shall be reduced and stipulated as follows: (i) ten (10) reserved Must-Take Building Parking Permits; (ii) two (2) reserved Month-to-Month Building Parking Permits; (iii) thirty-five (35) unreserved Must-Take Block 68 Parking Permits; (iv) ten (10) reserved Must-Take Block 68 Parking Permits; and (v) up to thirty-two (32) unreserved Optional Block 68 Parking Permits, on the terms and conditions set forth in such Section 9.

3.          Renewal Options. Effective as of the Execution Date, the renewal options granted Tenant pursuant to Section 11 of the Eleventh Amendment shall no longer apply to the Relinquishment Premises. In addition, Section 11(c)(ii) of the Eleventh Amendment shall be deleted in its entirety. For purposes of clarity only, Tenant shall have the option to renew and extend the term of this Lease as provided in Section 11 of the Eleventh Amendment, provided no event of default then exists under the Lease.

4.          No Expansion Options. Effective as of the Execution Date, Section 13 of the Eleventh Amendment is hereby deleted in its entirety.

5.          Internal Stairwell. On or prior to August 31, 2012, Tenant, at its sole cost and expense, shall seal off entry from the Floor 58 portion of the Premises to the internal stairwell now connecting Floors 57 and 58 of the Building, with drywall/trim according to specifications reasonably acceptable to Landlord. Landlord, shall be responsible, at it sole cost and expense, for sealing off entry to such internal stairwell from Floor 57 of the Building according to specifications and timing acceptable to Landlord.

6.          No Brokerage Commissions. Each party hereby represents and warrants to the other that other than Tenant’s representation by CBRE, Inc., for which CBRE, Inc. will look solely to Tenant for any compensation associated with this Twelfth Amendment it has not employed any agents, brokers, or other parties in connection with this Twelfth Amendment who will be paid or will be entitled to be paid a commission in connection with this Twelfth Amendment, and each party agrees to hold the other party harmless from and against any and all claims of all agents, brokers and/or other such parties claiming a commission by or through it in connection with this Twelfth Amendment.

7.          Sublease Guaranty. Tenant is currently subleasing a portion of the Relinquishment Premises equal to 9,091 square feet of net rentable area depicted on EXHIBIT A (the “Angola Sublease Premises”) to Angola LNG Supply Services LLC (“Angola”) pursuant to that certain Sublease Agreement dated June 20, 2008 (the “Angola Sublease”). The Angola Sublease shall continue as a direct lease between Landlord and Angola from and after the Effective Date. As an inducement to Landlord to execute this Twelfth Amendment and as a condition to such execution by Landlord, Tenant shall execute and deliver to Landlord a guarantee of the payment and performance of all liabilities, obligations and duties imposed upon Angola by the terms of the Angola Sublease during the period commencing on July 1, 2012 and continuing through and including July 31, 2013 in the form of EXHIBIT B attached hereto and made a part hereof for all purposes; provided that in the event of any loss or claim by Landlord under the Angola Sublease, Landlord shall first collect from (and exhaust) the Angola Sublease security deposit being assigned and transferred to Landlord by Tenant, prior to claiming on the guarantee against Tenant.

8.          OFAC. Pursuant to United States Presidential Executive Order 13224 signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit Threaten to Commit, or Support Terrorism” (“Executive Order”), U.S. companies are required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List as a Blocked Person at any time during the Term shall be an Event of Default under the Lease for which Landlord may terminate the Lease. The provisions of this paragraph shall survive termination of the Lease. Tenant represents that, (i) neither Tenant nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor any of its officers, directors, or managing members is a person or entity with whom U.S. Person or entities are restricted from doing business under regulations of OFAC (including those named on the List), or under the Executive Order, or under other governmental action, and (ii) that throughout the term of the Lease, Tenant shall comply with the Executive Order.

9.          Miscellaneous.

(a)         Amendment to Lease. Tenant and Landlord acknowledge and agree that the Lease has not been amended or modified in any respect, other than by this Twelfth Amendment, and there are no other agreements of any kind currently in force and effect between Landlord and Tenant with respect to the Premises or the Building. The term “Lease” shall mean the Lease, as so amended, unless the context requires otherwise.

(b)          Counterparts. This Twelfth Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.

(c)          Entire Agreement. This Twelfth Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this Twelfth Amendment.

(d)          Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Lease, as amended, remain unchanged and continue to be in full force and effect.

(e)          Conflicts. The terms of this Twelfth Amendment shall control over any conflicts between the terms of the Lease and the terms of this Twelfth Amendment.

(f)          Authority of Tenant. Tenant warrants and represents unto Landlord that (i) Tenant is a duly organized and existing legal entity, in good standing in the State of Texas and is qualified to do business in the State of Texas; (ii) Tenant has full right and authority to execute, deliver and perform this Twelfth Amendment; (iii) the person executing this Twelfth Amendment was authorized to do so; and (iv) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Twelfth Amendment on behalf of Tenant.

(g)          Capitalized Terms. Capitalized terms not defined herein shall have the same meanings attached to such terms under the Lease.

(h)          Successors and Assigns. This Twelfth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)          Governing Law. This Twelfth Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

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Executed as of the date first written above.

LANDLORD:

TEXAS TOWER LIMITED,
a Texas limited partnership

By:	Prime Asset Management LLC,
a Delaware limited liability company,
its general partner

By:	Raha One (U.S.) Limited, Inc.,
a Delaware corporation,
its managing member

By:	/s/ Rafic A. Bizri
Rafic A. Bizri
President

TENANT:

SANDERS MORRIS HARRIS INC.,
a Texas corporation

By:	/s/ George L. Ball
Name: George L. Ball
Title: Chairman of thee Board

EXHIBIT A

Floor Plan of Relinquishment Premises

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EXHIBIT B

Guaranty

For value received, and in order to induce TEXAS TOWER LIMITED, a Texas limited partnership (“Landlord”), to execute a lease with ANGOLA LNG SUPPLY SERVICES LLC, a Delaware limited liability company (“Tenant”), for leased premises consisting of approximately 9,091 square feet of net rentable area on Floor 57 (the “Premises”) of JPMorgan Chase Tower, an office building located on Block 67, South Side Buffalo Bayou, in Houston, Harris County, Texas (together with any and all extensions or renewals thereof and amendments and modifications thereto, the “Lease”) SANDERS MORRIS HARRIS INC., a Texas corporation (“Guarantor”), hereby unconditionally guarantees to Landlord (and Landlord’s successors or assigns) the full, prompt and faithful performance of each and every obligation of Tenant under the Lease, including, without limitation, the full and punctual payment (in the manner and at the times prescribed in the Lease) of all sums due and owing or to become due and owing by Tenant under the Lease (whether as Base Rent, as Additional Rental, court costs, attorneys’ fees and any and all such other sums as may be payable by Tenant to Landlord under the Lease) (the “Guaranteed Obligations”). Notwithstanding the foregoing, Guarantor’s aggregate liability under this Guaranty shall not exceed the “Maximum Guaranty Amount” (as defined in paragraph 2 below). A true and correct copy of the Lease is attached hereto as EXHIBIT A. All capitalized terms used in this Guaranty and not defined in this Guaranty shall have the meaning given to such terms in the Lease.

1.          The obligations of Guarantor as to the Guaranteed Obligations shall continue in full force and effect against Guarantor until the earlier to occur of (i) July 31, 2013 (provided no uncured event of default by Tenant under the Lease has occurred and is then continuing at such time) or (ii) the date all Guaranteed Obligations are unconditionally and irrevocably paid in full. This Guaranty covers any and all of the Guaranteed Obligations, whether presently outstanding or arising subsequent to the date hereof. This Guaranty is binding upon and enforceable against Guarantor and its successors and assigns.

2.          This instrument shall be an absolute, continuing, irrevocable, and unconditional guaranty, of payment and performance and not a guaranty of collection, and Guarantor shall remain liable on its obligations hereunder until the payment in full of the Guaranteed Obligations. Notwithstanding anything contained in this Guaranty to the contrary, the aggregate liability of Guarantor for the payment of the Guaranteed Obligations (the “Maximum Guaranty Amount”) shall not exceed the total sum of $297,449.60. The Maximum Guaranty Amount shall be reduced monthly during the term of this Guaranty on a dollar-for-dollar basis, by the aggregate amount of Base Rent and Additional Rental timely paid by Tenant pursuant to the Lease from and after the Effective Date.

3.          If Guarantor becomes liable for any indebtedness owing by Tenant to Landlord by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Landlord hereunder shall be cumulative of any and all other rights that Landlord may ever have against Guarantor. The exercise by Landlord of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

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4.          In the event of a default (beyond applicable cure period(s) following notice) by Tenant in payment of the Guaranteed Obligations, or any part thereof, when such Guaranteed Obligations become due, whether by its terms, by acceleration, or otherwise, Guarantor shall within ten (10) business days after receiving notice from Landlord pay the amount due thereon to Landlord upon written demand in lawful money of the United States and it shall not be necessary for Landlord, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against Tenant or others liable on such Guaranteed Obligations, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Obligations.

5.          Guarantor hereby agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any reason or event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Obligations or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Obligations; (b) any partial release of the liability of Guarantor hereunder, or the release of any other guarantor from liability for any or all of the Guaranteed Obligations; (c) any disability of Tenant, or the dissolution, insolvency, or bankruptcy of Tenant, Guarantor, or any party at any time liable for the payment of any or all of the Guaranteed Obligations; (d) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Landlord to Tenant, Guarantor, or any other party ever liable for any or all of the Guaranteed Obligations; (e) any neglect, delay, omission, failure, or refusal of Landlord to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (f) the unenforceability or invalidity of any or all of the Guaranteed Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (g) any payment by Tenant to Landlord is determined by a court to constitute a preference under the bankruptcy laws or if for any other reason Landlord is required to refund such payment or pay the amount thereof to someone else; (h) the failure of Landlord to perfect or continue any security interest or lien securing any or all of the Guaranteed Obligations; or (i) the failure of Landlord to preserve, protect, maintain, or insure any collateral securing any or all of the Guaranteed Obligations.

6.          Guarantor hereby represents and warrants to Landlord that Guarantor will receive direct benefit from the making of this Guaranty. Guarantor represents and warrants to Landlord that Guarantor has the power and authority to execute, deliver and perform her obligations under this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

7.          All present and future indebtedness of Tenant to Guarantor is hereby subordinated to the Guaranteed Obligations.

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8.          No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Landlord. No failure on the part of Landlord to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.          This Guaranty is for the benefit of Landlord and its successors and assigns, and in the event of an assignment of the Guaranteed Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Guaranteed Obligations so assigned, may be transferred with such Guaranteed Obligations. This Guaranty is binding not only on Guarantor, but on Guarantor’s successors and assigns.

10.         This Guaranty is executed and delivered as an incident to a lending transaction performable in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Venue in any dispute relating to this Guaranty, whether in federal or state court, shall be laid in Harris County, Texas.

11.         Guarantor shall pay on demand all reasonable attorneys’ fees and all other costs and expenses incurred by Landlord in connection with the enforcement or collection of this Guaranty.

12.         Upon satisfaction in full of the Guaranteed Obligations, this Guaranty will terminate, and Guarantor shall have no further obligation hereunder except for Guarantor’s obligations under paragraph 11 above, which shall survive.

GUARANTOR:

SANDERS MORRIS HARRIS INC.,
a Texas corporation

By:	/s/ George L. Ball
Name:	George L. Ball
Title:	Chairman

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THE STATE OF TEXAS	§

COUNTY OF HARRIS	§

This instrument was acknowledged before me this 27th day of June, 2012 by George L. Ball, Chairman of SANDERS MORRIS HARRIS INC., a Texas corporation, on behalf of said corporation.

/s/ Susan Eva Bailey
Notary Public in and for
the State of Texas

Printed Name of Notary:	Susan Eva Bailey

My Commission Expires:	March 8, 2016

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